Exhibit 99.1


Asante Logo

                          Asante To Restate Financials
     Restatement Expected to Decrease Previously Reported Accumulated Losses

Corporate Contact:

Anthony Contos
Asante Technologies, Inc.
Phone:   408-435-8401 Ext.388
Fax:     408-894-0526
Email:  ir@asante.com


SAN JOSE, Calif., August 8, 2003 - Asante Technologies, Inc. (NASDAQ: ASNT.OB) today announced its intention to restate its historical financial statements. The restatement is expected to result in a decrease in previously reported accumulated net losses with a corresponding increase in net assets for the periods affected.

Beginning in June 2003 and continuing through August 1, 2003, Asante management had discussions with its previous independent accountants, PricewaterhouseCoopers LLP ("PWC"), primarily related to its historical levels of reserves for stock rotation, price protection, channel development funds, and certain sales related and other accrued expenses which had been reported in its financial statements in prior years. Based on these discussions and analyses, Asante has concluded, in retrospect, that certain reserves should have been released in prior fiscal years when it became evident that those reserves were no longer required. Accordingly, Asante has concluded that it will restate its financial statements for the periods impacted.

Based on the Company's preliminary assessment, it expects the restatement to result in an aggregate reduction of its previously reported reserve levels by between $2.5 million and $3.0 million, which will generally result in a reduction in previously reported aggregate net losses during the fiscal years 1998 through 2002. The restatement also will result in a corresponding increase in net assets for the periods in which the reserves are reduced and for subsequent periods through March 29, 2003, the Company's most recently filed 10-Q.

As a result of the pending restatement the financial statements contained in Asante's Annual Reports on Form 10-K for fiscal years 2000 through 2002 should no longer be relied upon.

Separately, on August 5, 2003, Asante filed a Report on Form 8-K with the Securities and Exchange Commission, reporting on the replacement of PWC as the Company's independent auditors going forward by Odenberg, Ullakko, Muranishi & Co. LLP. This change did not result from thecircumstances discussed above. Asante is continuing to work with PWC on the completion of the restatement.
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About Asante

Asante is a leading supplier of network connectivity products for Macs and PCs. The Company's FriendlyNET(R) products simplify networking and provide Internet access for small offices/home offices and education (K-12 and universities). The Company's IntraCore products support multi-service applications for large enterprises. For additional information telephone (408) 435-8388 or visit Asante's Worldwide Web address at: http://www.asante.com.

                                     * * * *

This press release contains  "forward-looking  statement"  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expected results of the completion of the restatement. Actual results may differ materially from those set forth in the forward-looking statements. Among the factors that could cause actual results to vary materially are the development of new information or assessments of appropriate reserve levels during the process of the completion of the restatement. Readers should carefully review the risk factors described in the filings made by the Company from time to time with the Securities and Exchange Commission for information regarding the business risks experienced by the Company.